Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 29, 2013
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2013 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2013. The Bank expects to file its Third Quarter 2013 Form 10-Q with the Securities and Exchange Commission (SEC) on or about November 8, 2013.

Operating Results

For the three and nine months ended September 30, 2013, the Bank recorded net income of $30.1 million and $73.1 million compared to $18.1 million and $81.5 million for the same periods in 2012. The Bank's net income was primarily driven by net interest income and other (loss) income.

The Bank's net interest income totaled $50.7 million and $154.7 million for the three and nine months ended September 30, 2013 compared with $59.3 million and $184.2 million for the same periods last year. The decrease was primarily due to a decline in interest income from advances, investments, and mortgage loans resulting from the continuing low interest rate environment and lower average investment and mortgage loan balances when compared to the prior year. In addition, during the three and nine months ended September 30, 2013, the Bank recorded advance prepayment fee income of $1.3 million and $4.4 million compared to $5.9 million and $24.1 million during the same periods last year. These decreases were offset in part by a decline in funding costs. The Bank's net interest margin, excluding the impact of advance prepayment fees, was 0.38 percent and 0.41 percent for the three and nine months ended September 30, 2013 compared to 0.44 percent and 0.43 percent for the same periods in 2012. This decline was a result of growth in advance balances. Advances generate lower margins when compared to the majority of the Bank's other interest-earning assets due to the Bank's cooperative structure.

The Bank's other (loss) income totaled $(4.1) million and $(33.6) million for the three and nine months ended September 30, 2013 compared to ($24.5) million and ($49.2) million for the same periods last year. The primary drivers of other (loss) income were losses on trading securities, gains on derivatives and hedging activities, and losses on the extinguishment of debt, as further described below.

The Bank's trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During the three and nine months ended September 30, 2013, the Bank recorded losses on trading securities of $7.8 million and $87.1 million compared to gains of $12.0 million and $26.9 million for the same periods in 2012. These changes in fair value were due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities.

The changes in fair value on trading securities are generally offset by changes in fair value on derivatives and hedging activities. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three and nine months ended September 30, 2013, the Bank recorded gains of $2.3 million and $72.3 million on its derivatives and hedging activities through other (loss) income compared to losses of $11.4 million and $33.0 million during the same periods last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps, which the Bank put in place to economically hedge its trading securities portfolio as discussed above.

The Bank did not extinguish any debt during the three months ended September 30, 2013; however, during the nine months ended September 30, 2013, the Bank extinguished $162.1 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $25.7 million through other (loss) income. During the three and nine months ended September 30, 2012, the Bank extinguished $137.6 million and $288.1 million of higher-costing consolidated obligations and recognized losses of $25.9 million and $48.6 million.

Balance Sheet Highlights

The Bank's total assets increased to $65.1 billion at September 30, 2013 from $47.4 billion at December 31, 2012 due primarily to an increase in advances. Advances increased by $19.2 billion due primarily to borrowings from a depository institution member during the third quarter. The Bank's total liabilities increased to $61.6 billion at September 30, 2013 from $44.5 billion at December 31, 2012 due to an increase in consolidated obligations issued to fund the growth in advances. Total capital increased to $3.4 billion at September 30, 2013 from $2.8 billion at December 31, 2012 primarily due to an increase in activity-based capital stock resulting from the increase in advances. This increase was offset in part by the Bank reducing its activity-based capital stock requirements from 4.45 percent to 4.00 percent effective August 1, 2013. This resulted in the repurchase of approximately $150 million of capital stock from members. Retained earnings grew due to earnings in excess of dividends and were $656.0 million at September 30, 2013 compared to $621.9 million at December 31, 2012.

Additional financial information will be provided in the Bank's Third Quarter 2013 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about November 8, 2013.

Dividend

In November, the Board of Directors is scheduled to review and approve the third quarter 2013 dividend. A dividend announcement is expected on or about November 13, 2013.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	September 30,	December 31,
Statements of Condition (dollars in millions)	2013	2012
Advances	$45,787	$26,614
Investments	12,336	13,433
Mortgage loans held for portfolio, net	6,590	6,952
Total assets	65,063	47,367
Consolidated obligations	60,445	43,020
Total liabilities	61,644	44,533
Total capital stock - Class B putable	2,690	2,063
Retained earnings	656	622
Accumulated other comprehensive income	73	149
Total capital	3,419	2,834
Total regulatory capital[1]	3,359	2,694

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2013	2012	2013	2012
Net interest income	$50.7	$59.3	$154.7	$184.2
Other (loss) income	(4.1)	(24.5)	(33.6)	(49.2)
Other expense	13.2	14.6	39.9	44.4
Total assessments	3.3	2.1	8.1	9.1
Net income	30.1	18.1	73.1	81.5
Performance Ratios
Net interest margin	0.39%	0.49%	0.42%	0.49%
Net interest margin, excluding advance prepayment fees	0.38%	0.44%	0.41%	0.43%
Return on average equity	4.12%	2.56%	3.45%	3.88%
Return on average capital stock	5.49%	3.53%	4.72%	5.29%
Return on average assets	0.23%	0.15%	0.20%	0.22%
Regulatory capital ratio	5.16%	5.43%	5.16%	5.43%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Third Quarter 2013 Form 10-Q to be filed on or about November 8, 2013 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.